UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVAGO TECHNOLOGIES LIMITED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On February 22, 2010, Avago Technologies Limited (the “Company”) filed with the Securities and Exchange Commission and mailed to its shareholders a definitive Proxy Statement (the “Proxy Statement”) for the Company’s 2010 Annual General Meeting of Shareholders (the “2010 AGM”), which is scheduled to be held on March 31, 2010 at 11:00 a.m. (Pacific Time) at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A. The Proxy Statement contains, among other things, proposals to re-elect directors John R. Joyce and James H. Greene, Jr. to the Company’s board of directors (the “Board”). The Proxy Statement specifies that, in the event that a director resigned from the Board or otherwise became unwilling or unable to serve after the mailing of the Proxy Statement but before the 2010 AGM, the Company’s intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee. The Proxy Statement further indicates that if such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2010 AGM.

In a press release dated March 26, 2010, the Company announced that Mr. John R. Joyce and Mr. James H. Greene Jr. had tendered their resignations as members of the Board, effective immediately. The March 26, 2010 press release is attached hereto as Exhibit 1. In connection with their resignations from the Board (i) Messrs. Joyce and Greene have each withdrawn as candidates for re-election as directors at the Company’s 2010 AGM, (ii) the Board has decided not to fill the vacancies created by their resignations and no other nominees for election will be named in either of their places and (iii) in light of the valuable service Messrs. Joyce and Greene provided to the Company during their tenure as directors, the Compensation Committee accelerated the vesting and exercisability of the remaining 10,000 unvested option shares held by each of them to the effective date of their resignations. Messrs. Joyce and Greene were each granted an option to purchase 50,000 shares of the Company, at an exercise price per share of $5.00 per share, on April 14, 2006, of which 10,000 option shares would have been unvested as at March 26, 2010, but for the action taken by the Compensation Committee.

No votes received to date in respect of the re-election of Messrs. Joyce and Greene will be counted for or against the re-election of these directors and the proxies will not be voted in respect of their election.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on March 31, 2010:

The Proxy Statement, these Definitive Additional Materials and the Annual Report to Shareholders

are available at http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

Exhibit 1

Avago Technologies Announces Changes to Board of Directors

SAN JOSE, Calif., and SINGAPORE – March 26, 2010 – Avago Technologies Limited (Nasdaq: AVGO), a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products, announced that John R. Joyce and James H. Greene, Jr. have resigned from its board of directors (the “Board”), effective today. In connection with their resignations from the Board, Messrs. Joyce and Greene have each withdrawn as candidates for re-election at Avago’s upcoming Annual General Meeting of Shareholders, scheduled to take place on March 31, 2010. The Board has decided not to fill the vacancies created by their resignations and no other nominees for election will be named in either of their places.

Mr. Joyce and Mr. Greene were director designees of Silver Lake and KKR, respectively. Silver Lake and KKR, through their ownership of Bali Investments S.àr.l, Avago’s principal and controlling shareholder, beneficially own approximately 54% of Avago’s outstanding ordinary shares. Pursuant to the terms of Avago’s Second Amended and Restated Shareholder Agreement, Silver Lake and KKR are each currently entitled to designate three members to the Board. However, for the time being, neither Silver Lake nor KKR is designating another director to the Board to replace their resigning director designee. In light of the Company’s transition to being a public company and the completion of its recent secondary offering, KKR and Silver Lake believe it is an appropriate time to decrease their presence on the Board and allow independent directors to comprise a greater proportion of the Board.

“John and Jamie have served Avago well as directors over the last four years, and I thank them for their valuable contributions to the company”, said Hock Tan, President and Chief Executive Officer of Avago, “Given our transition to being a public company, it was appropriate to reconsider the composition of Avago’s Board.”

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes approximately 7,000 products in four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics and consumer and computing peripherals.

Contacts:

Avago Technologies Ltd.

Jacob Sayer, 408-435-7400

VP Business Development and Investor Relations

investor.relations@avagotech.com